EXHIBIT 8.3

                          SHAREHOLDER VOTING AGREEMENT


         THIS SHAREHOLDER VOTING AGREEMENT, dated as of September 23, 1998, is entered into by and among Regency Realty Corporation, a Florida corporation ("East"), Pacific Retail Trust, a Maryland real estate investment trust ("West"), Security Capital U.S. Realty, a Luxembourg corporation ("U.S. Realty"), and its wholly-owned subsidiary, Security Capital Holdings, S.A., a Luxembourg corporation ("SCH," and together with U.S. Realty, "Shareholder").

         WHEREAS, as of the date hereof SCH beneficially owns 11,720,216 shares of common stock, $0.01 par value per share ("East Common Stock"), of East (all such shares and any shares of East Common Stock that hereafter become beneficially owned by the SCH prior to the termination of this Agreement being referred to herein as the "East Shares" and collectively with the West Shares, the "Shares"), representing 45.96% of the issued and outstanding shares of East Common Stock as of the date hereof;

         WHEREAS, as of the date hereof SCH beneficially owns 46,985,458.985 shares of $0.01 par value per share ("West Common Stock"), of West (all such shares and any shares of West Common Stock that hereafter become beneficially owned by the SCH prior to the termination of this Agreement being referred to herein as the "West Shares"), representing 69.93% of the issued and outstanding shares of West Common Stock as of the date hereof;

         WHEREAS, concurrently herewith, West and East are entering into an Agreement and Plan of Merger (as such Agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, West will merge with and into East (the "Merger"); and

         WHEREAS, as a condition to the willingness of East and West to enter into the Merger Agreement, each of East and West has requested that Shareholder agree, and, in order induce East and West to enter into the Merger Agreement, Shareholder has agreed, to the matters addressed herein;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:



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                                    ARTICLE I

         Section 1.01. Voting of Shares; Further Assurances. Subject to the terms and conditions of this Agreement, SCH will vote all of the East Shares and West Shares, as the case may be, that it owns of record on the respective record dates for voting at the Special Meetings (or will execute written consents with respect to such Shares) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any East Alternative Proposal or West Alternative Proposal (each as defined in the Merger Agreement), (iii) in favor of the amendment of the Articles of Incorporation of East substantially in the form attached hereto as Exhibit A (iv) in favor of the amendments to East's Long Term Omnibus Plan increasing the shares available for award thereunder as contemplated by the Merger Agreement, by such additional number as shares as may be determined by the East Compensation Committee and making any other changes necessary to permit East to assume West Options on the terms set forth in the Merger Agreement and (v) in favor of any other matter necessary to the consummation of the Merger and the other transactions contemplated by the Merger Agreement and considered and voted upon at a Special Meeting (or as to which written consents are solicited). SCH will cause any East Shares and West Shares, as the case may be, owned by it beneficially, but not of record, on the respective record dates for voting at the Special Meetings (or will cause written consents to be executed with respect to such Shares) to be voted in accordance with the foregoing. Shareholder acknowledges receipt and review of a copy of the Merger Agreement prior to the execution thereof and hereof.

         Section 1.02. No Solicitation. Subject to the terms and conditions of this Agreement, prior to the Effective Time (as defined in the Merger Agreement), (a) Shareholder shall not, and shall not permit any of its officers, directors, employees, subsidiaries, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by
it) to directly or indirectly, (i) initiate, solicit, or encourage, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to East's or West's shareholders) with respect to an East Alternative Proposal or a West Alternative Proposal or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an East Alternative Proposal or a West Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an East Alternative Proposal or a West Alternative Proposal; and (b) Shareholder will notify East and West immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it, and East or West, as the case may be, will notify Shareholder immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that the foregoing shall not prevent any discussions or other communications between or among Shareholder, West, and East.

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         Section 1.03. Termination of Certain Restrictions in Certain Events. If
the West Board validly exercises any of its rights under clauses (i) through
(iv) of the first proviso to Section 5.4(b) of the Merger Agreement, Shareholder shall be relieved of the prohibition set forth in clause (a)(ii) of Section 1.02 of this Agreement with respect to, but only with respect to, the particular West Alternative Proposal and third party making it that gives rise to the West Board exercising such rights and only for so long as the West Board continues to exercise such rights. If the East Board validly exercises any of its rights under the clauses (i) through (iv) of the first proviso to Section 5.4(a) of the Merger Agreement, Shareholder shall be relieved of the prohibition set forth in clause (a)(ii) of Section 1.02 of this Agreement with respect to, but only with respect to, the particular East Alternative Proposal and third party making it that gives rise to the East Board exercising such rights and only for so long as the East Board continues to exercise such rights.

         Section 1.04. Termination of Certain Agreements. As of the Effective Time (as defined in the Merger Agreement), that certain Investor Agreement dated as of October 20, 1995 between SCH and West shall terminate automatically, without any action being required by SCH or West. Neither SCH nor West shall thereafter have any further obligation under the Investor Agreement.

         Section 1.05. Conduct of Business of West Management. Shareholder hereby covenants that it shall cause West Management Company to act and carry on its business in the usual, regular and ordinary course of business consistent with past practice and with Section 5.2 of the Merger Agreement.


                                   ARTICLE II

         Section 2.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

         If to East, to:

                  Regency Realty Corporation
                  121 West Forsyth Street, Suite 200
                  Jacksonville, FL  32202
                  Attention: Martin E. Stein, Jr.
                  Fax: (904) 634-3428

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          with a copy to:

                  Foley & Lardner
                  2000 Laura Street
                  Jacksonville, Florida  32205
                  Attention: Linda Kelso
                  Fax: (904) 359-8700

         If to West, to:

                  Pacific Retail Trust
                  8140 Walnut Lane
                  Dallas, Texas  75231
                  Attention: Dennis H. Alberts
                  Fax: (214) 696-9512

         with a copy to:

                  Mayer, Brown & Platt
                  190 South LaSalle Street
                  Chicago, Illinois  60603
                  Attention: Edward J. Schneidman
                  Fax:  (312) 701-7711

         If to Shareholder, to:

                  Security Capital U.S. Realty
                  69, Route d' Esch
                  L-1470 Luxembourg
                  Attention: Ariel Amir

         and with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019-6540
                  Attention: Adam O. Emmerich
                  Fax: (212) 403-2234

         Section 2.02. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 2.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all

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other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforce, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         Section 2.04. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

         Section 2.05. Certain Events. SCH agrees that this Agreement and the obligations hereunder shall attach to each of SCH's Shares and shall be binding upon any person to which legal or beneficial ownership (as such term is applied under Rule 13d-3 of the Exchange Act) of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

         Section 2.06. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

         Section 2.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


         Section 2.08. Specific Performance. The parties hereto agree that irreparable damages would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         Section 2.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without giving effect to principles of conflicts of laws.

         Section 2.10. Counterparts. This Agreement may be executed by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but both of which, taken together, shall constitute one and the same agreement.

         Section 2.11. Termination. This Agreement shall terminate automatically and immediately upon the earlier of (a) termination of the Merger Agreement in accordance

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with the terms of Article 8 thereof and (b) the consummation of the Merger.

         Section 2.12. Definitions. Any capitalized term used in this Agreement that is not otherwise defined herein has the meaning given to it in the Merger Agreement.

         Section 2.13. Limitation of Liability. Any obligation or liability whatsoever of East or West which may arise at any time under this Agreement or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, only out of East's or West's assets respectively. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of its shareholders, trustees, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.













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         Section 2.14. No Presumption Against Drafter. Each of the parties hereto have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective, duly authorized officers, as of the date first above written.


         REGENCY REALTY CORPORATION


         By:_________________________
              Name:
              Title:



         PACIFIC RETAIL TRUST


         By: _________________________
              Name:
              Title:


         SECURITY CAPITAL HOLDINGS S.A.



         By: _________________________
              Name:
              Title:


         SECURITY CAPITAL U.S. REALTY


         By: _________________________
              Name:
              Title:



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